                                                                   Exhibit 10.31
                              EXECUTIVE AGREEMENT
                              -------------------

          This Executive Agreement is made and effective this 30th day of August, 2000 by and between Cardima, Inc. (the "Company") and Victor J. Barajas ("Mr. Barajas" or "the Employee").

                                   Recitals

          WHEREAS, Mr. Barajas is currently employed by the Company as a Vice President Operations; and

          WHEREAS, the Company and Mr. Barajas would like to enter into a new Executive Agreement that sets forth the basic terms and conditions of Mr. Barajas's continued employment with the Company;

          THE PARTIES AGREE AS FOLLOWS:

                                 Compensation

          1. Mr. Barajas's salary shall be $150,000 on an annualized basis, which will be paid biweekly, less regular payroll deductions, and will cover all hours worked. Mr. Barajas's salary will be reviewed annually based generally on performance and market conditions. In addition, subject to approval of the Board of Directors, Mr. Barajas will be eligible for annual executive bonuses.

                                 Stock Grants

          2. Pursuant to earlier agreements with the Company, Mr. Barajas has been granted options to purchase Company Common Stock. In the event of a "Change in Control" as defined in Appendix A, all of Mr. Barajas's stock options granted will become fully vested and exercisable at this time.

              Termination Without Cause and/or Change of Control

          3. Mr. Barajas and the Company agree that if Mr. Barajas is terminated without "Cause" (as defined in Appendix A), Mr. Barajas (i) will receive an additional six months of base salary, (ii) will receive a pro rata bonus based upon the bonus Mr. Barajas received in the preceding year, (iii) will vest as to 100% of the then remaining unvested Shares, if any, and (iv) Mr. Barajas will have ninety (90) days from the date of termination of his employment to exercise any options.

               Mr. Barajas and the Company agree that in the event of a "Change in Control" (as defined in Appendix A) of the Company, Mr. Barajas will vest as to 100% of the then remaining unvested Shares, if any.

                                    Duties

          4. Mr. Barajas and the Company agree that Mr. Barajas will continue to act as Vice President Operations. Mr. Barajas acknowledges that his duties may change from time to time on reasonable notice, based on the needs of the Company and based on his skills, both as reasonably determined by the Company.

          As an exempt employee Mr. Barajas agrees that he will, to the best of his ability and experience, loyally and conscientiously perform the duties and obligations required of him pursuant to the terms of this Agreement. Mr. Barajas is required to follow office policies and procedures adopted from time to time by the Company and to take such general direction consistent with his positions within the Company as he may be given from time to time by his superiors. The Company reserves the right to change these policies and procedures at any time upon reasonable notice. (Also see Adjustments and Changes in Employment Status). Mr. Barajas is required to devote his full business energies, efforts and abilities to his employment, unless the Company expressly agrees in writing otherwise.

                  Adjustment and Changes in Employment Status

          5. Mr. Barajas understands that the Company reserves the right to make personnel decisions regarding his employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, consistent with the needs of the business; provided that any of the foregoing changes shall be subject to his rights under this Agreement.

               Proprietary Information and Inventions Agreement

          6. Mr. Barajas agrees that he is bound by the terms of the Company's Proprietary Information and Inventions Agreement that he executed on June 6, 1993 (the "Proprietary Information Agreement"), which is incorporated into this Agreement by reference.

                               Employee Benefits

          7. Mr. Barajas will continue to be eligible for the Company's standard benefits package which includes, but is not limited to, health insurance benefits. Mr. Barajas acknowledges that these benefits may change from time to time. Mr. Barajas will be covered by workers' compensation insurance and State Disability Insurance, as required by California state law.

                              Term of Employment

          8. Mr. Barajas acknowledges that his employment with the Company is "at-will." In other words, either he or the Company can terminate Mr. Barajas's employment at any time for any reason, with or without cause and with or without notice. Mr. Barajas and the Company acknowledge that any such termination will be subject to this Agreement.

                             Integrated Agreement

          9. This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between Mr. Barajas and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by Mr. Barajas and the Chief Executive Officer from the Company.

                                 Severability

          10. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result. This Agreement shall be governed by California law.

Mr. Barajas and the Company agree to and accept the terms expressed in this Agreement. Mr. Barajas acknowledges that this is not an employment contract for any fixed period, and that either party may end the employment relationship at any time for any reason subject to the terms set forth above.

_______________________________                   __________________________
Victor J. Barajas                                 Date

_______________________________                   __________________________
Cardima, Inc.                                     Date

                                  APPENDIX A



DEFINITIONS

     "Change in Control" shall mean the consummation of one of the following:

(a) the acquisition of 50.1% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(b) a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

(c) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(d) the dissolution of the Company pursuant to action validly taken by the stockholder of the Company in accordance with applicable state law.


     "Cause" shall mean (a) Employee's willful misconduct or gross negligence in performance of his duties hereunder or material breach of this Agreement, including Employee's refusal to comply in any material respect with the legal directives of the Company's Chief Executive Officer or Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within 20 working days after written notice from the Chief Executive Officer or Board of Directors, which written notice shall state that failure to remedy such conduct may result in Termination for Cause; (b) dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony related to or adversely reflecting on the Company; or (c) Employee's incurable material breach of any element of the Company's Proprietary Information Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.